Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 26, 2018

LEGGETT & PLATT REPORTS 7% SALES GROWTH AND $.57 EPS

Carthage, MO, April 26, 2018 —

•	1Q sales were $1,029 million, a 7% increase versus 1Q 2017; same location sales grew 6%

•	1Q EPS was $.57, a decrease of $.05 versus 1Q 2017, primarily due to inflation impacts

•	2018 sales guidance raised to $4.3-4.4 billion; EPS guidance lowered $.05 to $2.60-2.80

Diversified manufacturer Leggett & Platt reported first quarter sales of $1,029 million, an increase of 7% versus first quarter 2017. Raw material-related price increases and currency impact added 5% and volume grew 1%. Acquisitions also contributed 2% to sales growth but were partially offset by divestitures.

First quarter earnings were $.57 per share, down 8% versus the $.62 per share earned in first quarter 2017, primarily from higher raw material costs. As expected, EBIT and EBIT margin declined due to the pricing lag the company experiences when passing along commodity inflation.

CEO Comments

President and CEO Karl G. Glassman commented, “We are pleased to have started the year with 7% sales growth, benefiting meaningfully from inflation and currency. Volume growth reflected continued strength in Automotive and Adjustable Bed, but these gains were largely offset by soft demand in several other businesses. We continue to be encouraged by opportunities we have developed in our Bedding business and expect market improvement as 2018 progresses. We are benefiting from increased content as we continue to place higher value components in more of the mattresses that our customers produce. The PHC acquisition we completed at the end of January in our new Hydraulic Cylinders business unit also added to sales growth during the quarter.

“Inflation continues to be a significant margin headwind. Steel costs increased in late 2017 and have further accelerated this year. We are implementing price increases (with our normal 90-day lag) in the majority of our steel-consuming businesses to recover the higher costs. In our Home Furniture business, where we have not yet been able to fully recover inflation because of offshore competition, we are also reducing our cost structure and moving additional production to our Chinese operations to take advantage of lower input costs.

“We raised our full year sales guidance to reflect continued steel inflation, and now anticipate 2018 sales growth of 9-12%. We expect the pricing lag associated with steel cost inflation to again pressure margins in the second quarter, and have lowered our full-year EPS guidance by $.05 to allow for this impact.

“We are maintaining our strong financial base. We ended the quarter with nearly $660 million available through our commercial paper program and expect to repatriate approximately $300 million of offshore cash primarily in the second half of this year. Net debt to net capital1 was 38%, within our 30% - 40% target range. Our debt increased modestly to 2.4 times our trailing 12-month adjusted1 EBITDA, reflecting working capital investment, our typically higher level of first quarter stock repurchases, and increased acquisition activity.

“For a decade our primary financial goal has been to achieve Total Shareholder Return (TSR) that ranks within the top third of the S&P 500 over rolling three-year periods. Since 2008, our rolling 3-year TSR rank among the S&P 500 was in or very close to the top third six out of eight periods, and near the midpoint twice. For the three years that

[1]	Please refer to attached tables for non-GAAP reconciliations.

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began January 1, 2016, we have so far (over the last 28 months) generated TSR of 3% annually, which ranks in the bottom third of the S&P 500. Notwithstanding, we continue to strongly believe our disciplined growth strategy and use of capital will support achievement of our top-third goal over time.”

Dividends and Stock Repurchases

In February, Leggett & Platt’s Board of Directors declared a $.36 first quarter dividend, two cents higher than last year’s first quarter dividend. Thus, 2018 marks 47 consecutive annual dividend increases for the company, a record that only ten S&P 500 companies currently exceed. Leggett & Platt is proud of its dividend record and plans to extend it. At yesterday’s closing share price of $41.83, the indicated annual dividend of $1.44 per share generates a dividend yield of 3.4%, one of the highest dividend yields among the 53 stocks of the S&P 500 Dividend Aristocrats.

During the first quarter the company purchased 1.2 million shares of its stock at an average price of $45.09, and issued .5 million shares through employee benefit plans and option exercises. The number of shares outstanding declined to 131.2 million, a .8% reduction over the last 12 months. For the full year, the company expects to repurchase a total of 2 to 3 million shares, and issue about 1 million shares, primarily for employee benefit plans.

2018 Guidance

For 2018, the company continues to expect that sales growth will lead to improved earnings. Sales are now expected to be $4.3–$4.4 billion, an increase of 9–12% versus 2017, and $100 million above the prior range of $4.2–$4.3 billion due to continued steel inflation. Volume growth is expected to be in the mid-single digits, from strength in Automotive, Bedding, Adjustable Bed, Work Furniture, Aerospace, and Geo Components. Raw material-related price increases and currency impact should also contribute to sales growth. The PHC acquisition is expected to add 2% to sales.

Continuing operations EPS is now expected to be $2.60–$2.80, a $.05 per share reduction from the prior range of $2.65-$2.85. This decrease is due to the impact from continued steel cost inflation and the pricing lag the company experiences in recovering higher costs. EPS guidance assumes an approximate 22% tax rate.

Based upon this guidance range, 2018 EBIT margin should be 11.5–12.0%. Ongoing steel cost inflation is expected to again pressure margins during the second quarter. Assuming costs stabilize, margins should improve in the second half of the year.

Cash from operations is expected to approximate $450 million in 2018. Capital expenditures should be approximately $160 million, and dividend payments should approximate $195 million. The company’s target for dividend payout is 50–60% of adjusted1 earnings; payout for 2018 is expected to be near the midpoint of the target range.

The company’s top priorities for use of cash remain organic growth, dividends, and strategic acquisitions. After funding those priorities, the company generally intends to repurchase its stock (rather than repay debt early or stockpile cash). Management has standing authorization from the Board of Directors to buy up to 10 million shares each year; however, no specific repurchase commitment or timetable has been established.

LIFO

Approximately 50% of Leggett’s inventories are valued on the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Increasing steel costs since the beginning of 2018 resulted in a first quarter LIFO expense of $6.0 million (pretax). In the first quarter of 2017, LIFO expense was $.4 million (pretax).

SEGMENT RESULTS – First Quarter 2018 (versus the same period in 2017)

Residential Products – Total sales grew 2%, from a slight increase in same location sales and a small acquisition completed in 2017. Volume decreased 3%, from soft demand in Geo Components and Flooring Products (formerly Carpet Cushion), along with lower pass-thru sales of adjustable beds; however this was more than offset by a 4% benefit from raw material-related price increases and currency impact. EBIT decreased $8 million primarily due to higher raw material costs (including LIFO expense) and lower volume.

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Industrial Products – Total sales grew 13%, primarily from raw material-related price increases. EBIT was essentially flat with improved metal margins at our steel rod mill offset by higher LIFO expense and other costs.

Furniture Products – Total sales increased 5%. Same location sales increased 3% from raw material-related price increases and currency impact. Volume was essentially flat, with strong growth in Adjustable Bed offset by declines in Home Furniture and Fashion Bed. A small Work Furniture acquisition completed in 2017 also contributed to sales growth. EBIT decreased $2 million, primarily from higher steel costs in Home Furniture.

Specialized Products – Total sales increased 13%. Same location sales increased 11%, primarily from volume gains in Automotive and currency impact. The PHC acquisition completed at the end of January added 6% to sales growth, but last year’s divestiture of CVP reduced sales by 4%. EBIT increased $3 million primarily from higher volume, partially offset by growth-related costs.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 7:30 a.m. Central (8:30 a.m. Eastern) on Friday, April 27. The webcast can be accessed from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Second quarter results will be released after the market closes on Thursday, July 26, with a conference call the next morning.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 135 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. The company is comprised of 14 business units, 22,000 employee-partners, and 120 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) components for home furniture and work furniture; d) flooring underlayment; e) adjustable beds; f) high-carbon drawn steel wire; and g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to achieve its longer-term operating targets, the impact of the Tax Cuts and Jobs Act, price and product competition from foreign and domestic competitors, the amount of share repurchases, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Forms 10-K and 10-Q. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

Wendy M. Watson, Director of Investor Relations

Cassie J. Branscum, Manager of Investor Relations

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LEGGETT & PLATT	Page 4 of 6	April 26, 2018

RESULTS OF OPERATIONS [1]	FIRST QUARTER
(In millions, except per share data)	2018	2017	Change
Net sales (from continuing operations)	$1,028.8	$960.3	7%
Cost of goods sold	811.4	733.6

Gross profit	217.4	226.7	(4%)
Selling & administrative expenses	104.7	106.1	(1%)
Amortization	5.0	5.1
Other expense (income), net	0.3	(0.4)

Earnings before interest and taxes	107.4	115.9	(7%)
Net interest expense	12.0	8.6

Earnings before income taxes	95.4	107.3
Income taxes	17.5	21.2

Net earnings from continuing operations	77.9	86.1
Discontinued operations, net of tax	—	—

Net earnings	77.9	86.1
Less net income from non-controlling interest	—	—

Net earnings attributable to L&P	$77.9	$86.1	(10%)

Earnings per diluted share
From continuing operations	$0.57	$0.62	(8%)
From discontinued operations	$0.00	$0.00
Net earnings per diluted share	$0.57	$0.62	(8%)
Shares outstanding
Common stock (at end of period)	131.2	132.3	(0.8%)
Basic (average for period)	135.3	136.8
Diluted (average for period)	136.3	138.1	(1.3%)

CASH FLOW	FIRST QUARTER
(In millions)	2018	2017	Change
Net earnings	$77.9	$86.1
Depreciation and amortization	33.4	30.3
Working capital decrease (increase)	(77.9)	(79.5)
Impairments	0.2	0.0
Other operating activity	10.5	20.8

Net Cash from Operating Activity	$44.1	$57.7	(24%)
Additions to PP&E	(40.3)	(34.3)
Purchase of companies, net of cash	(85.8)	(37.9)
Proceeds from business and asset sales	1.6	1.3
Dividends paid	(47.5)	(45.4)
Repurchase of common stock, net	(54.9)	(102.9)
Additions (payments) to debt, net	143.8	154.2
Other	7.5	(6.0)

Increase (Decr.) in Cash & Equiv.	$(31.5)	$(13.3)

FINANCIAL POSITION	31-Mar
(In millions)	2018	2017	Change
Cash and equivalents	$494.6	$268.6
Receivables	658.2	555.4
Inventories	610.6	556.2
Other current assets	50.7	32.9

Total current assets	1,814.1	1,413.1	28%
Net fixed assets	710.1	588.8
Held for sale	2.4	11.0
Goodwill and other assets	1,165.8	1,106.6

TOTAL ASSETS	$3,692.4	$3,119.5	18%

Trade accounts payable	$433.4	$387.8
Current debt maturities	154.0	3.4
Other current liabilities	390.7	325.4

Total current liabilities	978.1	716.6	36%
Long-term debt	1,239.0	1,119.9	11%
Deferred taxes and other liabilities	279.0	217.6
Equity	1,196.3	1,065.4	12%

Total Capitalization	2,714.3	2,402.9	13%

TOTAL LIABILITIES & EQUITY	$3,692.4	$3,119.5	18%

[1]	2017 results retrospectively adjusted for new accounting guidance on the presentation of pension cost.

LEGGETT & PLATT	Page 5 of 6	April 26, 2018

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2018	2017	Change
External Sales
Residential Products	$398.1	$391.3	1.7%
Industrial Products	82.0	69.8	17.5%
Furniture Products	281.3	264.8	6.2%
Specialized Products	267.4	234.4	14.1%

Total	$1,028.8	$960.3	7.1%

Inter-Segment Sales
Residential Products	$4.6	$4.8
Industrial Products	70.4	65.6
Furniture Products	2.9	6.3
Specialized Products	0.7	1.9

Total	$78.6	$78.6

Total Sales (External + Inter-segment)
Residential Products	$402.7	$396.1	1.7%
Industrial Products	152.4	135.4	12.6%
Furniture Products	284.2	271.1	4.8%
Specialized Products	268.1	236.3	13.5%

Total	$1,107.4	$1,038.9	6.6%

EBIT
Residential Products	$35.0	$42.5	(18%)
Industrial Products	9.0	8.8	2%
Furniture Products	18.0	20.3	(11%)
Specialized Products	46.1	43.0	7%
Intersegment eliminations and other	(0.7)	1.3

Total	$107.4	$115.9	(7%)

EBIT Margin [2]			Basis Pts
Residential Products	8.7%	10.7%	(200)
Industrial Products	5.9%	6.5%	(60)
Furniture Products	6.3%	7.5%	(120)
Specialized Products	17.2%	18.2%	(100)

Overall from Continuing Operations	10.4%	12.1%	(170)

LAST SIX QUARTERS	2016	2017				2018
Selected Figures	4Q	1Q	2Q	3Q	4Q	1Q
Net Sales ($ million)	904	960	989	1,010	984	1,029
Sales Growth (vs. prior year)	(4%)	2%	3%	6%	9%	7%
Unit Volume Growth (same locations, vs. prior year)	1%	4%	2%	4%	5%	1%

Adjusted EBIT [3]	103	116	122	117	112	107
Cash from Operations ($ million)	167	58	98	105	182	44

Adjusted EBITDA (trailing twelve months) [3]	607	598	591	581	594	588
(Long-term debt + current maturities) / Adj. EBITDA [3,4]	1.6	1.9	2.0	2.1	2.1	2.4

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Products	(9%)	(2%)	(3%)	2%	3%	1%
Industrial Products	(4%)	(4%)	1%	(3%)	7%	13%
Furniture Products	(2%)	(0%)	6%	7%	8%	3%
Specialized Products	8%	9%	5%	9%	10%	11%
Overall from Continuing Operations	(1%)	4%	4%	6%	9%	6%

[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Refer to next page for non-GAAP reconciliations.
[4]	EBITDA based on trailing twelve months.

LEGGETT & PLATT	Page 6 of 6	April 26, 2018

RECONCILIATION OF REPORTED (GAAP) TO ADJUSTED (Non-GAAP) FINANCIAL MEASURES [8]
	2016	2017				2018
Non-GAAP adjustments, Continuing Ops [5]	4Q	1Q	2Q	3Q	4Q	1Q
Gain/loss on sale of operations	(15.7)	—	—	3.3	—	—
Gain on sale of real estate	—	—	—	—	(23.4)	—
Pension settlement charge	—	—	—	—	15.3	—
Goodwill and related asset impairment	—	—	—	4.6	—	—

Non-GAAP adjustments (pretax)	(15.7)	—	—	7.9	(8.1)	—
Income tax impact	6.5	—	—	(2.8)	2.5	—
Tax Cuts and Jobs Act impact	—	—	—	—	50.4	—
Tax benefit of CVP divestiture	—	—	—	(5.7)	(1.9)	—

Non-GAAP adjustments (after tax)	(9.2)	—	—	(0.6)	42.9	—

Diluted shares outstanding	139.2	138.1	137.4	136.9	136.6	136.3

EPS impact of non-GAAP adjustments	(0.07)	—	—	(0.00)	0.32	—

	2016	2017				2018
Adjusted EBIT, Margin, and EPS [5]	4Q	1Q	2Q	3Q	4Q	1Q
EBIT (earnings before interest and taxes)	118.2	115.9	122.3	109.2	120.5	107.4
Non-GAAP adjustments (pretax)	(15.7)	—	—	7.9	(8.1)	—

Adjusted EBIT ($ millions)	102.5	115.9	122.3	117.1	112.4	107.4

Net sales from continuing operations	904	960	989	1,010	985	1,029

EBIT margin	13.1%	12.1%	12.4%	10.8%	12.2%	10.4%
Adjusted EBIT margin	11.3%	12.1%	12.4%	11.6%	11.4%	10.4%

Diluted EPS from Continuing Operations	0.60	0.62	0.64	0.61	0.27	0.57
EPS impact of non-GAAP adjustments	(0.07)	—	—	(0.00)	0.32	—

Adjusted EPS ($)	0.53	0.62	0.64	0.61	0.59	0.57

	2016	2017				2018
Net Debt to Net Capitalization [6]	4Q	1Q	2Q	3Q	4Q	1Q
Long-term debt	956	1,120	1,184	1,044	1,098	1,239
Current debt maturities	4	3	3	153	154	154

Total Debt	960	1,123	1,187	1,198	1,252	1,393
Less cash and equivalents	(282)	(269)	(335)	(343)	(526)	(495)

Net Debt	678	854	852	855	726	898

Total capitalization	2,278	2,403	2,540	2,432	2,575	2,714
Current debt maturities	4	3	3	153	154	154
Less cash and equivalents	(282)	(269)	(335)	(343)	(526)	(495)

Net Capitalization	2,000	2,137	2,208	2,243	2,203	2,374

Long-Term Debt to Total Capitalization	42%	47%	47%	43%	43%	46%
Net Debt to Net Capital	34%	40%	39%	38%	33%	38%

	2016	2017				2018
Total Debt to EBITDA [7]	4Q	1Q	2Q	3Q	4Q	1Q
Total Debt	960	1,123	1,187	1,198	1,252	1,393

EBIT	118.2	115.9	122.3	109.2	120.5	107.4
Depreciation and Amortization	29.0	30.3	31.9	32.2	31.5	33.4

EBITDA	147.2	146.2	154.2	141.4	152.0	140.8
Non-GAAP adjustments (pretax)	(15.7)	—	—	7.9	(8.1)	—

Adjusted EBITDA ($ millions)	131.5	146.2	154.2	149.3	143.9	140.8

Adjusted EBITDA, trailing 12 months	607	598	591	581	594	588

Total Debt / Adjusted 12-month EBITDA	1.6	1.9	2.0	2.1	2.1	2.4

[5]	Management and investors use these measures as supplemental information to assess operational performance.
[6]	These calculations portray debt position if the company was to use its cash to pay down debt. Management and investors use this ratio to track leverage trends across time periods with variable levels of cash.
[7]	Management and investors use this ratio as supplemental information to assess ability to pay off debt.
[8]	Calculations impacted by rounding.